Filed Pursuant to Rule 424(b)(3)
Registration No. 333-252077

NUVEEN GLOBAL CITIES REIT, INC.

SUPPLEMENT NO. 2 DATED JUNE 2, 2023

TO THE PROSPECTUS DATED APRIL 17, 2023

This prospectus supplement (the “Supplement”) is part of and should be read in conjunction with the prospectus of Nuveen Global Cities REIT, Inc., dated April 17, 2023 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to provide an update to our share repurchase plan.

Share Repurchase Plan

Pursuant to the terms of our share repurchase plan, the total amount of share repurchases is limited to no more than 2% of our aggregate NAV per month and no more than 5% of our aggregate NAV per calendar quarter.

During May 2023, we received repurchase requests equal to 2.06% of our aggregate NAV. Our board of directors, including all of our independent directors, unanimously authorized repurchases in excess of the 2% limit for May 2023 such that 100% of share repurchase requests timely received in May 2023 were satisfied.

VGN-NREIT-0623P